Exhibit 16.1

October 22, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the change in independent registered public accounting firm disclosure pursuant to Item 304 of Regulation S-K, captioned “Change in Accountants” and included by BancTec, Inc. in its Registration Statement on Form S-1 (Amendment No. 5) dated October 22, 2009, and have the following comments:

1)              We agree with the statements being made in the second sentence of paragraph 1,  as well as the entirety of paragraphs 2 and 4.

2)              We have no basis on which to agree or disagree with the statements being made in the first and third sentences of paragraph 1, as well as the entirety of paragraph 3.

Sincerely,

/s/ Deloitte & Touche LLP